Exhibit 99.1

For further information, contact John W. Hayden Senior Vice President — Controller and Investor Relations (636) 736-7000
FOR IMMEDIATE RELEASE
Reinsurance Group of America, Incorporated Issues Notice of Redemption of
Warrants under its PIERS Units and Associated Remarketing of Preferred
Securities
     St. Louis, Missouri, February 16, 2011: Reinsurance Group of America, Incorporated (“RGA”) (NYSE: RGA) today issued a notice of redemption of its warrants to holders of its Trust Preferred Income Equity Redeemable Securities (“PIERS Units”) and any separately held warrants. In connection with the redemption, RGA also issued a notice of remarketing to holders of PIERS Units and any separately held preferred securities.
     When issued, each PIERS Unit consisted of (1) a preferred security issued by RGA Capital Trust I, with an annual distribution rate of 5.75% and stated maturity of March 18, 2051, and (2) a warrant to purchase at any time prior to December 15, 2050, 1.2508 shares of RGA common stock.
     The warrants will be redeemed at their redemption amount of $14.56 per warrant in cash on March 4, 2011, unless the holder of a warrant gives written notice of exercise of the warrant to The Bank of New York Mellon Trust Company, N.A. prior to 5:00 p.m. (New York City time) on March 3, 2011. Assuming redemption of all outstanding warrants by RGA, RGA would pay to holders a total consideration of $65.5 million, which would result in no additional share dilution, and there would be approximately 73.4 million shares of RGA stock issued and outstanding on the redemption date, based on the number of shares outstanding on January 31, 2011 and excluding shares otherwise acquired since January 31, 2011.
     If a holder of a PIERS Unit elects to exercise the warrant, the exercise price is then due. That exercise price can be paid directly by the warrant holder, or through the proceeds raised by a remarketing of the preferred securities. There were originally 4.5 million warrants issued and there are currently approximately 4.5 million warrants that remain outstanding. Assuming exercise of all outstanding warrants by holders in lieu of redemption, RGA would receive gross proceeds of approximately $159.5 million, which would in turn be paid, with interest, to holders of the remarketed trust preferred securities upon maturity, and there would be a total of approximately 79.0 million shares of RGA common stock issued and outstanding on the redemption date, based on the number outstanding on January 31, 2011, excluding shares otherwise acquired since January 31, 2011.

     Redemption of the warrants by RGA triggers the remarketing of preferred securities. The remarketing of the preferred securities will occur on March 1, 2011. The proceeds from the remarketing will be paid to the selling holders, provided that the proceeds for holders who have elected to exercise their warrants shall be applied to satisfy the exercise price of the warrants. Any holder of a PIERS Unit or a preferred security who does not wish to participate in the remarketing must give written notice to The Bank of New York Mellon Trust Company, N.A. prior to 5:00 p.m. (New York City time) on February 28, 2011. Following the remarketing, the preferred securities will have the annual distribution rate determined in the remarketing and will become due on June 5, 2011.
     The shares of common stock underlying the warrants are registered under RGA’s registration statement on Form S-3 and covered by prospectus supplements dated February 16, 2011 and related prospectus dated February 15, 2011, copies of which may be obtained from RGA, 1370 Timberlake Manor Parkway Chesterfield, Missouri 63017-6039, Attention: Investor Relations or by telephone at (636) 736-7000.
     RGA has engaged Barclays Capital as its remarketing agent. The remarketed trust preferred securities are registered under the same registration statement and covered by a prospectus supplement dated February 16, 2011 and related prospectus dated February 15, 2011, copies of which may be obtained from Barclays Capital Inc., c/o Broadridge Integrated Distribution Services, 1155 Long Island Avenue, New York, NY 11717 or by telephone at 888-603-5847 or email at barclaysprospectus@broadridge.com.
     This document shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.
     Questions concerning redemption and exercise of the warrants and the election not to participate in the remarketing can be directed to The Bank of New York Mellon Trust Company, N.A., Corporate Trust Administration, 2 North LaSalle, Suite 1020 Chicago, Illinois 60602, telephone number, 312-827-8546, fax number, 312-827-8542.
About RGA
     Reinsurance Group of America, Incorporated is among the largest global providers of life reinsurance, with subsidiary companies or offices in Australia, Barbados, Bermuda, Canada, China, France, Germany, Hong Kong, India, Ireland, Italy, Japan, Mexico, the Netherlands, Poland, South Africa, South Korea, Spain, Taiwan, the United Kingdom and the United States. At December 31, 2010, the company had approximately $2.5 trillion of worldwide life reinsurance in force and assets of $29.1 billion.
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